July 23, 1998

DST SYSTEMS, INC. ANNOUNCES SECOND QUARTER AND YEAR-TO-DATE 1998
FINANCIAL RESULTS

KANSAS CITY, MO--DST Systems, Inc. (DST) announces financial results for the second quarter and six months ended June 30, 1998.

Quarter ended June 30, 1998
For the quarter ended June 30, 1998, DST consolidated net income was $17.5 million compared to $13.8 million for the same quarter in 1997, an increase of 27%. Basic earnings per share were $.36 ($.35 on a diluted basis) for the current year quarter, an increase in basic earnings per share of 28.6% and an increase in diluted earnings per share of 25% over the 1997 second quarter basic and diluted earnings per share of $.28.

Revenues for the quarter ended June 30, 1998 totaled $184.3 million, an increase of 18.6% over the prior year quarter. U.S. revenues were $152.3 million for the quarter, an increase of 15.3% over comparable period 1997 revenues. This revenue increase resulted from growth in mutual fund, output processing, Automated Work Distributor (AWD) and satellite TV subscriber management revenues.

U.S. mutual fund shareowner accounts serviced totaled 48.2 million at June 30, 1998, an increase of 7.1% from the 45.0 million serviced at December 31, 1997 and an increase of 13.7% from the 42.4 million serviced at June 30, 1997. Increased IRA activity continued to contribute to account growth. For the quarter ended June 30, 1998, new IRA accounts opened increased by 700,000 accounts over the 1997 quarter, with approximately 13% of the increase being new Roth or Educational IRA accounts. U.S. output processing pages printed for the quarter increased 20% over second quarter 1997 volumes to 395.7 million pages. U.S. AWD workstations licensed increased 9.7 % over year end 1997 levels to 22,700 workstations.

International revenues totaled $32.0 million for the quarter, an increase of 37.4% over comparable prior year quarter revenues, primarily resulting from higher investment accounting software and service revenues and increased Canadian mutual fund processing revenues. The introduction of the European Monetary Unit, which will be effective beginning January 1, 1999, contributed to increased demand for the company's investment management products.

Consolidated income from operations increased 33.9% over the prior year quarter to $28.1 million, with an operating margin of 15.2% compared to 13.5% for the prior year quarter. U.S. operating income equaled $24.5 million for the quarter ended June 30, 1998, an increase of 22.7% over prior year quarter results. U.S. costs and expenses increased 17.5% to $110.9 million, primarily from increases in personnel costs to support business growth and third party software usage costs. The renegotiation of certain third party software agreements, effective March 31, 1998, resulted in certain amounts being recorded in costs and expenses instead of depreciation expense. U. S. depreciation and amortization costs decreased 4.8% from the prior year quarter, primarily from the absence of depreciation related to the third party software agreements. International businesses posted an aggregate operating income of $3.6 million for the current year quarter, an increase of $2.6 million from the $1 million operating income recorded for the prior year quarter, primarily driven by higher investment accounting revenues.

DST recorded equity in earnings of unconsolidated affiliates of $0.1 million for the quarter ended June 30, 1998, compared to $0.8 million recorded in the second quarter of 1997. Increased earnings at Boston Financial Data Services, Inc.
(BFDS) from increased levels of mutual fund activity were offset by lower earnings at Argus Health Systems, Inc. (Argus). The amount of DST's share of losses at European Financial Data Services (EFDS) was unchanged from the prior year quarter.

Interest expense totaled $2.0 million for the quarter ended June 30, 1998, up slightly from the $1.9 million recorded in the prior year quarter.

DST's effective tax rate was 36.1% for the second quarter 1998, compared to 33.5% for the prior year quarter, primarily caused by higher levels of taxable earnings. The 1997 tax rate was affected by tax benefits relating to certain international operations.

Six Months ended June 30, 1998
The same operating trends affecting the current quarter results were also present in year-to-date results. For the six months ended June 30, 1998, consolidated net income totaled $36.1 million compared to $28.9 million for 1997, an increase of 24.9%. Basic earnings per share were $.74 ($.72 per share on a diluted basis) verses $.58 per share (both basic and diluted) for the six months ended June 30, 1997, an increase of 27.6% in basic earnings per share and 24.1% in diluted earnings per share.

Consolidated revenues for the six months ended June 30, 1998 increased 18.4% to $371.7 million. U.S. revenues increased 14.4% to $309.8 million and international revenues grew 43% to $61.9 million. Consolidated operating income increased 32.8% to $59.3 million over the comparable 1997 period. U.S. operating income increased 14.3% to $52.6 million. International operating income totaled $6.7 million as compared to a loss of $1.3 million for the prior year. DST recorded $0.4 million in equity in losses of unconsolidated affiliates for the 1998 year to date period compared to $1.9 million in equity in earnings of unconsolidated affiliates for the 1997 six month period due to lower earnings at Argus and higher losses at EFDS. 1998 year-to-date interest expense increased
$0.2 million to $4.3 million. The year-to-date effective income tax rate increased to 36.5% in 1998 from 34.4% in 1997 as the 1997 tax rate was reduced by tax benefits from certain international operations.


                                DST SYSTEMS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                              For the Three Months               For the Six Months
                                                                 Ended June 30,                    Ended June 30,
                                                        --------------------------------   --------------------------------
                                                             1997             1998              1997             1998
                                                        --------------------------------   --------------------------------

Revenues                                                      $155,394         $184,292          $314,077        $ 371,715

Costs and expenses                                             114,983          137,219           230,337          271,640
Depreciation and amortization                                   19,468           19,022            39,097           40,802
                                                               -------          -------           -------          -------

Income from operations                                          20,943           28,051            44,643           59,273

Interest expense                                                (1,884)          (1,957)           (4,046)          (4,258)
Other income, net                                                1,231            1,150             2,210            1,990
Equity in earnings (losses) of
     unconsolidated affiliates                                     820               77             1,864             (367)
                                                                  ----              ---            ------            -----

Income before income taxes and minority
     interests                                                  21,110           27,321            44,671           56,638

Income taxes                                                     7,064            9,866            15,366           20,658
                                                                ------           ------           -------          -------
Income before minority interests                                14,046           17,455            29,305           35,980
Minority interests                                                 229              (95)              385             (142)
                                                                  ----             ----              ----            -----

Net income                                                    $ 13,817         $ 17,550          $ 28,920         $ 36,122
                                                             =========        =========         =========        =========

Average common shares outstanding                               49,374           48,967            49,451           48,984
Basic earnings per share                                      $   0.28         $   0.36          $   0.58           $ 0.74

Diluted shares outstanding                                      49,762           49,966            49,891           49,935
Diluted earnings per share                                    $   0.28         $   0.35          $   0.58           $ 0.72


DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594

NYSE Symbol: DST
Contact:
Thomas A. McDonnell (816) 435-8684
President and Chief Executive Officer
Kenneth V. Hager (816) 435-8603
Vice President and Chief Financial Officer